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                            SCHEDULE 14A INFORMATION

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                              NEOTHERAPEUTICS, INC.
                (Name of Registrant as Specified in Its Charter)
                                       N/A
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Contacts:

MEDIA RELATIONS                                         SHAREHOLDER RELATIONS
Jon Siegal                                              Carol Gruetter
Ronald Trahan Associates (RTA) Inc.                     NeoTherapeutics Inc.
(508) 647-9782, ext. 15                                 (949) 788-6700, ext. 236



            NeoTherapeutics to Hold a Special Meeting of Stockholders
                     and Announces Additional Restructuring

IRVINE, Calif., July 23, 2002 -- NeoTherapeutics, Inc. (NASDAQ: NEOT) announced today that its Board of Directors voted to authorize a 25 for 1 share reverse split of its outstanding common stock, subject to stockholder approval. The Board also voted to obtain stockholder approval in advance for certain market financings, subject to specified limitations. A special meeting of NeoTherapeutics' stockholders will be held on September 5, 2002 to consider these proposals. Stockholders of record on July 24, 2002 will be entitled to vote in this special meeting. More information on these proposals and the meeting will be available in a forthcoming proxy statement.

NeoTherapeutics' Board of Directors also approved the cessation of the research operations of the Company's subsidiary, NeoGene Technologies, Inc.

"We took these actions as part of our restructuring of the Company", said Sam Gulko, NeoTherapeutics' Senior Vice President Finance and CFO. "Nasdaq requires the Company to maintain, among other things, a minimum share price and the reverse stock split should allow us to meet this requirement. It will also increase the number of shares available for purposes of potential future financings as well as, we believe, make our stock more attractive to institutional investors. We anticipate that our decision to terminate research operations at NeoGene will reduce our annual expenses by approximately $2.4 million, based on NeoGene's operating costs for 2001."

"This action to terminate most of NeoGene's operations was based on our need to reduce expenses and return to our core product-oriented businesses. In our current circumstances, it is not feasible for us to fund NeoGene for the period of time necessary to allow its discoveries to become commercial products. This restructuring allows us to focus on our core business, the discovery and development of pharmaceutical products in neurology and oncology," said Alvin Glasky, Ph.D. NeoTherapeutics' Chairman, CEO and Chief Scientific Officer and NeoGene's President.

NeoTherapeutics seeks to create value for stockholders through the discovery and out-licensing of drugs for central nervous system disorders and the in-licensing and commercialization of anti-cancer drugs. Neotrofin(TM) is in clinical development in Parkinson's disease, spinal cord injury and chemotherapy-induced neuropathy. The Company's lead oncology drug, satraplatin, is being prepared for a phase 3 study in prostate cancer. Additional anti-cancer drugs are in phase 1 and 2 human clinical trials, and the Company has a rich pipeline of pre-clinical neurological drug candidates. For additional information visit the Company's web site at www.neot.com.

NeoTherapeutics will file a proxy statement with the Securities and Exchange Commission ("SEC") in connection with the stockholders' meeting described above which will be sent to the stockholders seeking their approval of the proposals. Investors and security holders are urged to read the proxy statement when it becomes available because it will contain important information. When filed, this document, and any other relevant documents filed, may be obtained free of charge at the website maintained by the SEC at "www.sec.gov." or by requesting it in writing from NeoTherapeutics, Inc., Attn: Investor Relations, 157 Technology Drive, Irvine, California 92618. NeoTherapeutics and its officers and directors may be deemed to be participants in the solicitation of proxies from NeoTherapeutics stockholders in favor of the proposals. A description of the direct and indirect interests of NeoTherapeutics' executive officers and directors in NeoTherapeutics will be included in the proxy statement.

This press release may contain forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company's reports filed with the SEC.

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